Exhibit 10.17
                             RESOLUTIONS AUTHORIZING
              MODIFICATIONS TO THE AIR PRODUCTS AND CHEMICALS, INC.
           SUPPLEMENTARY PENSION PLAN AND SUPPLEMENTARY SAVINGS PLAN
                       (TOGETHER, THE "RETIREMENT PLANS")


     WHEREAS, it has been recommended to this Committee that the Agreements be adopted and the Retirement Plans be authorized to be amended effective 15 September 1999, and that the amendment and restatement of the Trust Agreements effective 1 August 1999 be ratified and affirmed;

     NOW, THEREFORE, BE IT RESOLVED, that the implementation of individual Agreements effective 16 September 1999 with the principal provisions described in Schedule A hereto and with the persons named in Schedule B hereto be, and the same hereby is, authorized and approved;

     RESOLVED FURTHER, that the implementation of the modifications to the Retirement Plans effective 16 September 1999 with the principal provisions described in Schedule C hereto be, and the same hereby is, authorized and approved;

     RESOLVED FURTHER, that implementation of the amendment and restatement and funding of the Trust Agreements effective 1 August 1999 as described in Schedule C hereto be, and the same hereby is, ratified and affirmed;

     RESOLVED FURTHER, that this Committee recommends that the Board of Directors also ratify and approve, as appropriate, the foregoing actions and related matters by adoption of such resolutions as recommended by counsel to the Company; and

     RESOLVED FURTHER, that the proper officers of the Company be, and they each hereby are, authorized and directed, in the name and on behalf of the Company, to cause definitive Agreements, and texts of the amended Retirement Plans to be prepared, executed and delivered on behalf of the Company with such terms and provisions consistent with these resolutions as they shall deem appropriate, upon the advice of counsel to the Company; and to execute and deliver such Agreements initially with those persons named in Schedule B and from time to time hereafter to such other persons who

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are appointed to serve on the Corporate Executive Committee or are elected to the Management Committee (or, in each case, similar, successor committees or decision-making bodies); and to make, execute and deliver such other instruments, documents and certificates and to do and perform such other acts and things as may be necessary or appropriate to accomplish the implementation of the Agreements and modification of the Retirement Plans, as aforesaid, and to carry out the intent and accomplish the purposes of these resolutions.


                                         APCI MANAGEMENT DEVELOPMENT
                                         AND COMPENSATION COMMITTEE

                                         15 September 1999


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                                   Schedule C

             Principal Provisions of Supplementary Retirement Plans
                           and Related Grantor Trusts

Background
----------

     The Company's supplementary retirement plans restore the benefits of participants restricted by certain IRS limitations in the related qualified plan. The Supplementary Pension Plan, unlike the qualified pension plan, also counts bonus payments as pensionable compensation and permits participants to elect to receive their benefit in an immediate lump sum rather than as an annuity. The Supplementary Savings Plan, which supplements the qualified 401(k) plan, allows participants to voluntarily defer salary which, along with an amount equal to the company matching contribution that would be made if the deferred amount had been contributed to the qualified 401(k) plan, is credited with interest and paid after termination of employment in a lump sum or up to ten installments at the participant's choice.

     In 1987, with the Board's approval, grantor trusts were established for each plan to enhance collection security for participants. To avoid recognition of income before receipt of plan benefits, trust assets were and are subject to the claims of company creditors in the event of the Company's insolvency. Currently the trusts are not funded; however, the Company's obligation to fund each trust has been secured by stand-by letters of credit ("LC's") and, effective 1 August 1999 after amendment and restatement of the trust agreements, by a reservation of Company stock held in another grantor trust approved by the Board in 1993. This trust, known as the Flexible Employee Benefits Trust, was established to enhance financial flexibility in support of the Company's capital and other spending programs and reduce leverage from a credit rating agency perspective. It currently holds approximately 16,000,000 shares which must be used to pay obligations arising under plans, programs, contracts and other structures for compensating and incenting employees.


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     The Company's obligation under the supplementary retirement plans grantor trusts aggregates just under $100 million which is periodically adjusted to cover changes in the amount estimated for plan termination liability as certified by Towers Perrin (pension) or the plan administrator (savings). The trustee is required to draw on the LC or demand and sell the reserved stock to fully cash fund the trust in the amount of the plan termination liability upon a change in control.

Recommended Plan Amendments
---------------------------

     If a change of control were to occur, grantor trust assets would be available to pay the single sums which would be owed under the Supplementary Pension and Savings Plans, a former affiliate's supplementary pension plan and several special contracts with individuals. Persons who were terminated and elected a single sum pension payout and an immediate savings plan payout would be entitled to immediate payment from the trust. However, since there is no acceleration of plan payments unless the acquirer terminates the plans, under current provisions

   o participants who continue employment would have no right to any trust payout while employed;

   o terminees not yet age 55 would have no immediate right to a pension payout until reaching age 55; and

   o terminees who had already elected a pension annuity or an installment form of savings plan benefit would have no right to elect to accelerate their payments.

While the acquirer would continue to be contractually obligated to pay plan benefits, the trust assets could prove to be insufficient over time due to benefit payment demands and, in a declining business scenario, satisfaction of claims by creditors of the acquirer. Furthermore, an employee who remained employed may see his or her pension benefit decrease if the Annual Incentive Plan were discontinued or his or her bonus awards reduced.

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     It is proposed that the plans be amended to provide that upon and for three years following a change in control all participants would have an immediate, nonforfeitable right to their accrued (pension) and vested (savings) benefit and would be entitled to elect an immediate single sum payment of such amount; and that benefit claims and appeals would be required to be decided within 10 days instead of 90 and 120 days, respectively.

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